UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2013

LAZARE KAPLAN INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 972-9700

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information set forth under “Results of Operations” in Item 8.01 in this Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

Notification of Late Filing

On January 15, 2013, Lazare Kaplan International Inc. (the “Company”) filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 pertaining to its Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2012 (“Q2 2013”).

As stated in the Form 12b-25, the Company has been unable to resolve the material uncertainties concerning (a) the collectability and recovery of certain assets, and (b) the Company’s potential obligations under certain lines of credit (all of which, the “Material Uncertainties”).

Accordingly, the Company is currently unable to finalize its financial statements for Q2 2013 or file its Q2 2013 Form 10-Q. Additionally, the Company remains unable to finalize its financial statements or file the corresponding (i) Form 10-K for each of its fiscal years ended May 31, 2009, 2010, 2011 or 2012, and (ii) Forms 10-Q for its quarterly fiscal periods ended after May 31, 2009.

The Company intends to as promptly as practicable finalize and file all requisite financial and other information for the periods referenced above with the Securities and Exchange Commission, upon the earlier to occur of (a) the successful resolution of the Material Uncertainties or (b) the Company concluding (together with its Independent Public Accountants) that the Material Uncertainties have been resolved to such an extent that it can finalize its financial statements.

Please refer to the Forms 8-K filed by the Company on September 1, 2009, September 16, 2009, October 21, 2009, January 15, 2010, April 14, 2010, August 31, 2010, October 15, 2010, January 14, 2011, April 14, 2011, and July 6, 2011, August 30, 2011, October 18, 2011, December 29, 2011, January 18, 2012, April 16, 2012, August 30, 2012 and October 16, 2012.

Other Matters

The Company has an existing strategic cooperation agreement with NamGem Diamond Manufacturing Company (PTY) Ltd. (“NamGem”) for the cutting and polishing of diamonds in Namibia. Under the terms of the agreement, the Company provides technical assistance and supervises the manufacture of the Company’s rough diamonds deemed suitable to cut and polish. In December 2012 the Company acquired a 50% interest in NamGem.

Results of Operations

As described above, at this time, the Company is unable to resolve the Material Uncertainties. As such, the Company cannot report its results of operations for Q2 2013, except as set forth below.

The Company anticipates that its reported results of operations for Q2 2013 will reflect significant changes from the corresponding period of the last fiscal year. However, the Company, at this time, can only give a reasonable estimate of its anticipated net sales for Q2 2013, which is subject to the completion of the Company’s audits for its fiscal years ended May 31, 2009, May 31, 2010, May 31, 2011, and May 31, 2012.

The Company anticipates net sales for the three and six months ended November 30, 2012 of approximately $15.6 million and $34.9 million, as compared to net sales of $21.6 million and $59.0 million for the comparable prior year periods. The decrease in net sales for the three months ended November 30, 2012 reflects a decrease in sales of both polished and rough diamonds. The decrease for the six months ended November 30, 2012 primarily reflects a decrease in sales of rough diamonds.

Current uncertain economic conditions continue to impact the sectors of the diamond and jewelry industry in which the Company operates. In addition, the continued existence of its litigation with Antwerp Diamond Bank N.V. and KBC Bank N.V. and the inability of the Company to timely resolve the Material Uncertainties has adversely impacted the Company's ability to transact business in the ordinary course to the same extent and in the same manner as it did previously. This includes, without limitation, the ability of the Company to maintain and/or expand its operations.

Forward-Looking Statements

The information provided in this Form 8-K includes forward-looking statements, including, without limitation, statements regarding financial information, the estimated timing for the completion of the Company’s financial statements, the filing of the Company’s Form 10-Q for Q2 2013 and other annual and quarterly reports, and expectations regarding the Company’s RICO lawsuit and other legal proceedings.

Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual result to differ materially from those contained in any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: January 15, 2013	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer